Exhibit 99.2

FOR IMMEDIATE RELEASE	CONTACT:
Jim Herlihy
Swift & Company
970-506-8052

DENNIS HENLEY PROMOTED TO SWIFT & COMPANY COO

May 26, 2005 — Dennis Henley, a meat industry leader for more than 35 years, has been promoted to Chief Operating Officer (COO) of Swift & Company, the world’s second-largest processor of beef and pork products.

     Henley has served in a variety of executive roles with Swift since joining the company in 1993 as vice president — Product Management. Most recently, he was president of Swift & Company’s North American Red Meats before serving as interim co-CEO prior to the recent hiring of Sam Rovit as CEO of the company.

     Henley began his career with a 25-year stint with John Morrell & Company. He joined Morrell as an industrial engineer upon graduation from South Dakota State University, and worked his way up to vice president of Pork and Vice President of International Sales before joining Swift.

     “Beyond being a seasoned meat industry professional with extensive experience in operations and sales, Dennis is an outstanding leader and motivator,” said Rovit. “He is an invaluable member of our senior team who is respected throughout the food industry.”

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Swift & Company is the world’s second-largest processor of fresh beef and pork products, and the leading beef processor in Australia. Founded in 1855, Swift has more than 20,000 employees worldwide.